Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Records $3.7 Million Charge-off

Previously Reported Earnings Not Affected

Utica, NY, February 8, 2005 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today that subsequent to the release of the Company's 2004 results, information has become available indicating that $3.7 million of a $4.2 million loan acquired in the BSB Bancorp transaction should be charged-off at year-end 2004. The additional information related to apparent distortions of financial information previously provided by the borrower. This loan was previously classified as a performing special mention loan. The remaining $535,000, which is secured by real estate and equipment, will be recorded as non-performing at December 31, 2004. As a result, at December 31, 2004, the Company's non-performing loans totaled $12.1 million, and were 0.58% of total loans, instead of the $11.6 million and 0.55%, respectively, previously reported. The allowance for loan losses stands at $42.7 million, or 2.05% of total loans. No provision for loan losses was required in connection with this charge, and as such, the charge-off had no effect on the previously reported unaudited net income and net income per diluted share.

John Zawadzki, President and CEO of Partners Trust, commented, "While we are obviously disappointed whenever we need to charge off a loan, we understood the risk elements in the BSB portfolio, and maintained our allowance for loan losses at levels to account for these higher risk assets. We continue to aggressively resolve the troubled assets acquired from BSB consistent with our plan in the acquisition. We have reduced overall non-performing assets from a combined $18.8 million reported for both Partners Trust and BSB at December 31, 2003, to $13.2 million at year-end 2004."

The following table sets forth asset quality information as of and for the year ended December 31, 2004.
	Originally	Revised
	Reported	12/31/2004
	(Dollars in thousands)
Non-performing loans	$ 11,566	$ 12,101
Non-performing assets	$ 12,621	$ 13,156
Allowance for loan losses	$ 46,374	$ 42,716

Non-performing loans to total loans	0.55%	0.58%
Non-performing assets to total assets	0.35%	0.36%
Allowance for loan losses to non-performing loans	400.95%	353.00%
Allowance for loan losses to total loans	2.23%	2.05%
Net charge-offs to average loans	0.26%	0.52%

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 36 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's securities filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President, Chief Operating Officer & CFO 315-738-4993